Exhibit 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT has been executed on January 26, 2005 and is effective as of November 15, 2004 (the “Amendment”) by CHD Meridian Healthcare, LLC, a Delaware corporation with a business office at 40 Burton Hills Boulevard, #200, Nashville, Tennessee 37215 (the “Company”), and E. STUART CLARK, with an address at 247 Ensworth Place, Nashville, Tennessee 37205 (“Employee”). This Amendment amends the EMPLOYMENT AGREEMENT made effective on January 1, 2000 (the “Agreement”) by Meridian Occupational Healthcare Associates, Inc., a Delaware business corporation (“MOHA”) and Employee.

WHEREAS, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware on March 19, 2004, MOHA merged with and into the Company, a wholly-owned subsidiary of I-trax, Inc., a Delaware corporation;

WHEREAS, the initial term of the Agreement was two years, and since January 1, 2002, the Agreement has renewed automatically for one-year periods; and
WHEREAS, the Company and Employee wish to amend the Agreement to specify Employee’s current annual salary, and to confirm that the Agreement, as amended by this Amendment, remains in full force and effect.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree to amend the Agreement as follows:

1. Annual Salary. Section 4(a) of the Agreement is amended and restated in full as follows:

4(a). Employee shall receive a salary of One Hundred Eighty-Five Thousand ($185,000) per year (“Annual Salary”), payable in regular installments at such time and in such manner as other executive employees of Employer, but no more frequently than bi-weekly. The Annual Salary will be reviewed by Employer for potential upward adjustment at least once annually. Compensation adjustments will be based on the results of a performance appraisal due annually. Any determination to increase Annual Salary shall be in the sole discretion of the Board, its Compensation Committee, or an authorized officer. Downward adjustment of Annual Salary may entitle Employee to terminate for Good Reason to the extent provided, and with the consequences described in Section 6.

2. Further Assurances. Each of Employee and the Company agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Amendment.

3. Ratification. Except as expressly modified by this Amendment, the terms and provisions of the Agreement will remain in full force and effect and references in the Agreement to “this Agreement”, “the Agreement”, “hereunder”, “herein”, “hereof” and words of like effect mean the Agreement as amended by this Amendment. If there is any conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment will control.

4. Amendments. This Amendment may be changed, modified or amended only by an agreement in writing signed by Employee and the Company.

5. Counterparts. This Amendment may be executed in one or more counterparts and/or by facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

COMPANY:

CHD MERIDIAN HEALTHCARE, LLC

By: /s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

Attest: /s/ Roseann Maillie
Name: Roseann Maillie
Title: Assistant Secretary

EMPLOYEE:

Witness: /s/ Roseann Maillie	/s/ E Stuart Clark